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                                                      Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-36450


PROSPECTUS SUPPLEMENT

We have completed the following puts under the March 6, 2000 Subscription
Agreement:

The first put was completed on July 12, 2000. We issued 25,000 shares of Series A Preferred Stock, warrants for 668,250 shares of Common Stock and raised gross proceeds of $2,500,000. Net proceeds, after acquisition costs and finder's fees, were $2,269,475.

The second put was completed on November 17, 2000. We issued 4,800 shares of Series A Preferred Stock, warrants for 57,408 shares of Common Stock and raised gross proceeds of $480,000. Net proceeds, after acquisition costs and finder's fees, were $431,788.

The following changes have been made by certain Selling Shareholders listed in the Prospectus:

Assignment of the rights and responsibilities under the first put by Gross Foundation, Inc. to Ellis Enterprises Ltd. and by Bretton Hill Funding, LLC to Rossardan Ltd.

Name change by The Endeavour Capital Fund, S.A. to The Endeavour Capital Investment Fund, S.A.